July 30, 1999

Mr. James C. Hull
3575 Byron Drive
Doylestown, PA  18901-6515

Dear Jim:

In connection with your termination of employment with Envirosource, Inc. and its subsidiaries ("Envirosource" or the "Company") effective August 1. 1999, the following salary and benefits will be made available to you:

1.       Severance and Unused Vacation Pay. You  are  eligible  to  receive  the
         ---------------------------------
 following severance benefits:

        (a)      13 unused personal and vacation days; and
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        (b)       subject to your  agreeing  to the  provisions  of Section 5 of this letter, 12 months severance pay, and the continuation of medical and dental benefits through the last day of the month in which your severance pay ends.

         All such payments will be made to you in semi-monthly installments in the same manner as you have been receiving your pay, at your salary rate in effect as of July 31, 1999, less all applicable taxes and appropriate deductions. You may take your unused personal and vacation days in a lump sum, if you so choose.

         In addition, subject to your agreeing to the provisions of Section 5, the Company will retain you as a Consultant as set forth in Section 6.

2.       Group Medical and Dental Benefits. The Company will continue to pay for
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         your current group medical and dental benefits  through the last day of
         August 1999. If you agree to the provisions of Section 5 of this letter, the Company will continue to pay for these benefits through the last day of the month in which your severance pay ends, if this is later. The employee contribution, if applicable, toward the cost of the coverage will continue to be deducted from your pay during this period.

         You will be entitled to convert your group health insurance coverage under the provisions of COBRA, if you so desire, for the statutory period provided under COBRA. A COBRA letter and the appropriate forms will be sent to you from The Loomis Company.

3.       Other  Employee  Benefits.  Except  as  specifically  set forth in this
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         letter, all other benefits provided to you by the Company will cease as of July 31, 1999. Additional information, including the notices and procedures relating to your right to convert your group life insurance to an individual policy and the disposition of your 401(k) Savings Plan Account, Profit Sharing Plan or Retirement Account and Stock Options (if applicable) will be forwarded in a separate letter.

4.       Return of Envirosource Property;  Envirosource  Information.  You shall
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         return any Company  property  and credit cards  immediately.  After the date hereof, without prior written consent of Envirosource, you may not use for your own benefit, or disclose to any person or entity, any confidential information concerning the business, affairs, customers or
         clients  of   Envirosource   or  any  affiliate,   including,   without
         limitation, any such information created or developed by you, unless such information has been previously published not in violation of this paragraph 4, or unless such information is subpoenaed by any lawful authority and is required to be turned over to that lawful authority. You may not take from Envirosource premises any written documents or records that may be proprietary or confidential to Envirosource or any affiliate, including financial records and forecasts, customer lists, or operating agreements or documents, without the prior written consent of the President of Envirosource.

5.       Release.  In consideration of the additional  benefits  provided to you
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         under  Sections  1(b)  and 2  hereof,  you and your  heirs,  executors, administrators, successors and assigns now and forever, release and discharge Envirosource and its parents, subsidiaries, affiliates, its and their officers, directors, shareholders, employees and agents, and its and their respective successors and assigns, heirs and executors,
         and   administrators   (hereinafter   referred   to   collectively   as
         "Affiliates") from any and all claims, demands, rights, or causes of action of whatever kind or nature in law or in equity, direct or indirect, known or unknown, matured or not matured, and whether or not related to your employment with Envirosource, that each of you ever had, now has, or hereafter can, shall, or may have against Envirosource or its Affiliates, arising out of any matter, arrangement, cause or thing whatsoever from the date of your birth to the date of this agreement and particularly, but without limitation of the foregoing general terms, any and all claims arising from or relating in any way
         to  your   employment  at  Envirosource  or  the  termination  of  such employment.

         For valuable consideration, you and your heirs, executors, administrators, successors, and assigns now and forever, release and discharge Envirosource and its Affiliates specifically from any and all claims arising from or relating in any way to your employment at Envirosource or the termination of such employment, including, but not limited to, any rights or claims arising under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, the Pennsylvania Human Relations Act, up to and including the date of execution of this agreement, and any and all other federal, state, or local laws, excepting only those obligations and rights which you may have as set forth under the terms of this agreement.

         You acknowledge that the terms of this Release are contractual and not merely a recital. You acknowledge that you have been advised to consult with counsel of your choice concerning this Release and that you shall have twenty-one (21) days from the date of your receipt of this document in which to consider whether to sign this Release. You acknowledge that you intend this Release to be a full and final settlement and release of all claims against Envirosource and its Affiliates and that you are executing this letter, including this Release, of your own volition and not relying upon any promise or representation made by Envirosource other than the promises contained herein. You have also been advised that you are entitled to revoke this waiver and Release provision within seven (7) days after executing this agreement and the waiver would not become effective or enforceable until this seven-day revocation period has expired. The Company will reimburse you upon receipt of proper documentation, for legal fees you may incur up to $200 in connection with a legal review of this letter.

         Anything in the foregoing to the contrary notwithstanding, this Release shall not operate to release any indemnification and/or liability insurance rights you may have as an officer or director of Envirosource or any of its subsidiaries. Further, subject to your agreeing to the provisions of this Section 5, the Company releases you to the fullest extent permitted by law from any and all claims arising from or relating in any way to your employment at the Company.

6.       Consulting.  Unless  otherwise  agreed to on a project basis,  you have
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         agreed to consult with the Company on an as needed basis at the rate of
         $150.00 per hour. Such consulting is to be (1) mutually agreed, (2) upon reasonable notice, (3) during normal business hours. If travel is involved, travel time will be charged at one-half the hourly rate and travel expenses will be reimbursed consistent with the Company's normal employee travel expense reimbursement policy.

Please let us know immediately if you change your address. If you have any questions or require additional assistance, please contact me at the Horsham office.


                                                Yours very truly,


                                                 /s/John P. Carroll
                                                 John P. Carroll
                                                 Vice President- Human Resources
Enclosures
Accepted and agreed:


By:      /s/James C. Hull
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Date:    July 30, 1999
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